INVESTMENT ADVISORY AGREEMENT

                             BRAZOS INSURANCE FUNDS
                        BRAZOS SMALL CAP GROWTH PORTFOLIO

AGREEMENT made this 21st day of January, 2000 by and between Brazos Insurance Funds, a Delaware business trust (the "Trust") and John McStay Investment Counsel, L.P., a limited partnership (the "Adviser").



         1. DUTIES OF ADVISER. The Trust hereby appoints the Adviser to act as investment adviser to the Trust for the period and on such terms as set forth in this Agreement. The Trust employs the Adviser to manage the investment and reinvestment of the assets of its portfolios of securities, to continuously review, supervise and administer the investment program of the portfolios, to determine in its discretion the securities to be purchased or sold and the portion of the Trust's assets to be held uninvested, to provide the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Trust's prospectus and applicable laws and regulations. Notwithstanding any provision of this Agreement to the contrary, the Adviser will not be required to perform its services under this Agreement in accordance with any such objective, policy, or limitation if performance of the Adviser's services in accordance

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therewith would, in the judgment of the Adviser, prevent the investments of a
"segregated asset account" (within the meaning of section 817(h) of the Internal Revenue Code of 1986, as amended) investing solely in the shares of any Fund from being "adequately diversified" within the meaning of such section 817(h) and the regulations prescribed by the Secretary of the Treasury thereunder. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

         2. PORTFOLIO TRANSACTIONS. The Adviser is responsible for decisions to buy or sell securities and other investments for the assets of a Portfolio, broker-dealers and futures commission merchants' selection, and negotiation of brokerage commission and futures commission merchants' rates. As a general matter, in executing Portfolio transactions, the Adviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Adviser's best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Adviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficult of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm's risk in positioning a block of securities. Subject to such policies as the Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or

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otherwise solely by reason of the Adviser's having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Adviser's overall responsibility with respect to such Portfolio and to other clients as to which the Adviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Adviser may engage its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect Portfolio transactions in securities and other investments for a Portfolio. The Adviser will promptly communicate to the officers and the Trustees of the Trust such information relating to Portfolio transactions as they may reasonably request. To the extent consistent with applicable law, the Adviser may aggregate purchase or sell orders for the Portfolio with contemporaneous purchase or sell orders of other clients of the Adviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser determines to be equitable and consistent with its and its affiliates' fiduciary obligations to the Portfolio and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

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         3.   COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Trust shall pay to the Adviser in monthly installments, an advisory fee calculated by applying the following annual percentage rates to the Trust's average daily net assets for the month:


         Brazos Small Cap Growth Portfolio           1.25%


     The Adviser may voluntarily or contractually agree to reduce any portion of the compensation or reimbursement of expenses, including organizational expenses, due to it pursuant to this Agreement and may similarly agree to make payments to limit expenses which are the responsibility of the Trust under this Agreement. Any voluntary reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any such reduction will be agreed upon prior to accrual of the related expense or fee and will be estimated daily. Any fee withheld shall be voluntarily reduced and any Fund expense paid by the Adviser voluntarily or pursuant to an agreed expense limitation shall be reimbursed by the Trust to the Adviser in the first, second, or third (or any combination thereof) fiscal year next succeeding the fiscal year of the withholding reduction, or payment to the extent permitted by applicable law if the aggregate expenses for the next succeeding fiscal year, second fiscal year or third succeeding fiscal year do not exceed any limitation to which the Adviser has agreed. Such reimbursement may be paid prior to the Trust's payment of current expenses if so requested by the Adviser if such payment may require the Adviser to waive or reduce its fees hereunder or to pay current Trust Expenses.

         In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal month as a percentage of the total number of days in such month.

         4. OTHER SERVICES. At the request of the Trust, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust at the Adviser's cost.

         5. REPORTS. The Trust and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

         6. STATUS OF ADVISER. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby.

         7. LIABILITY OF ADVISER. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of

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fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 ("1940 Act"), the Adviser shall not be subject to any liability whatsoever to the Trust, or to any shareholder of the Trust, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Trust.

         8. PERMISSIBLE INTERESTS. Subject to and in accordance with the Certificate of Trust and Agreement and Declaration of Trust of the Trust and the Certificate of Limited Partnership and Partnership Agreement of the Adviser, Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as Trustees, officers, agents, shareholders or otherwise; Trustees, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, agents, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise; and the effect of any such interrelationships shall be governed by said organizational documents and the provisions of the 1940 Act.

         9. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall continue until the earlier of January 21, 2002 or the date of the first annual or special meeting of the shareholders of the Trust, if any, and, if approved by a majority of the outstanding voting securities of the Trust, thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in

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person at a meeting called for the purpose of voting on such approval, and (b)
by the Board of Trustees of the Trust or (c) by vote of a majority of the outstanding voting securities of the Trust; PROVIDED HOWEVER, that if the shareholders of the Trust fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and rules thereunder. This Agreement may be terminated by the Trust at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days' written notice to the Trust. This agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.

         As used in this Section 9, the terms "assignment," "interested persons,", and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the 1940 Act.

         10. AMENDMENT OF AGREEMENT. This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (a) by vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Trust.
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         11.  SEVERABILITY. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.




         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this __ day of January, 2000.



JOHN McSTAY INVESTMENT COUNSEL, L.P.           BRAZOS INSURANCE FUNDS



By /s/ Wayne Willems                          By /s/ Dan L. Hockenbrough
  ---------------------------------              --------------------------
  Wayne Willems, Managing Director              Dan L. Hockenbrough, President